Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 30, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Multi-Color Corporation on Form S-3 (File No. 333-222958) and Forms S-8 (File No. 333-183181, File No. 333-145667, File No. 333-137184 and File No. 333-129151).

/S/ GRANT THORNTON LLP

Cincinnati, Ohio

May 30, 2018